ROSS MILLER Secretary of State204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity which correction is being made:

LAUD Resources Inc./.MASS Petroleum Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment for Name Change

3. Filing date of the original document for which correction is being made: June 9, 2008

4. Description of the inaccuracy or defect.

Effective Date for name change was not specified in Item 4 of the Certificate of Amendment filed June 9, 2008.

5. Correction of the inaccuracy or defect.

The effective Date for the name change is to be June 23, 2008

6. Signature:

/s/ Jordan Shapiro	Secretary	June 12, 2008
Authorized Signature	Title *	Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Correction 2007 Revised on: 10/23/07